Exhibit 99.1

PRESS RELEASE

For more information, contact:

Paul Toms Jr., Chief Executive Officer

Hooker Furniture-276-632-2133

Hooker Furniture’s Executive VP Operations to Leave Company

Martinsville, Va., October 26, 2009 – Hooker Furniture Corporation (NASDAQ-GS: HOFT) announced today that the Company’s Executive Vice President of Operations, Sekar Sundararajan, is leaving the firm to return to private consulting, effective November 30, 2009.

Sundararajan has been working with the company since early 2007 in a consulting capacity, and joined Hooker in the new position of Executive Vice President of Operations in 2008.

 “We’re very appreciative of Sekar’s involvement with Hooker Furniture,” said Paul Toms Jr., chief executive officer and president. “He has helped us improve significantly in multiple operational areas. We are a better performing company due to the time he has spent with us.” Toms added, “We look forward to continuing to work with him on a consulting basis on several current and future projects and wish him success as he goes back to private consulting.”

Ranked among the nation's top 10 largest publicly traded furniture sources based on 2008 shipments to U.S. retailers, Hooker Furniture Corporation is an 85-year old residential wood, metal and upholstered furniture resource. Major wood furniture product categories include home entertainment, home office, accent, dining, bedroom and bath furniture under the Hooker Furniture brand and youth bedroom furniture sold under the Opus Designs brand. Hooker’s residential upholstered seating companies include Cherryville, N.C.-based Bradington-Young LLC, a specialist in upscale motion and stationary leather furniture, and Bedford, Va.-based Sam Moore Furniture LLC, a specialist in upscale occasional chairs with an emphasis on cover-to-frame customization. Please visit our websites at www.hookerfurniture.com, www.bradington-young.com, www.sammoore.com and www.opusdesigns.com.